Exhibit 10.1

WAIVER AND RELEASE AGREEMENT

Douglas Nesbit (“Employee”) and HEI, Inc. (“Employer”) freely and voluntarily enter into this Waiver and Release Agreement (“Agreement”), intending to be legally bound, according to the terms set forth below.

1.	Recitals: Employee and Employer have agreed to end their employment relationship. Employee’s last day of employment with Employer was Friday, January 14, 2005 (the “Separation Date”). Employee acknowledges that he has received all accrued wages and PTO due. The parties hereto desire to settle all claims and controversies between them under the terms and conditions of this Agreement.

2.	Payment Terms: Employee acknowledges that Employer, in exchange for the agreements set forth below, agrees to pay the amount of $35,000 (Thirty Five Thousand and no/100 Dollars), less deductions required by law (“Severance Payment”), lump sum payment which supersedes payment terms from the agreement of October 1, 2003. The Severance Payment shall be paid to Employee on the sixteenth (16th) day after receipt of a fully-executed copy of this Agreement by Employer and if this Agreement has not been revoked by such date.

3.	Release by Employee: In consideration of the payment described above, Employee, individually and on behalf of his spouse, heirs, administrators, executors, assigns, and any and all others claiming rights through him or acting on his behalf, hereby irrevocably and unconditionally releases, waives and forever discharges Employer and all of its parents, subsidiaries, or otherwise affiliated corporations, partnerships or business enterprises, and their respective present, future and former directors, shareholders, officers, employees, assigns, representatives, agents, insurers, attorneys, successors, predecessors, and employee benefit administrators (hereinafter “Released Parties”), from any and all causes of action, actions, complaints, debts, claims, charges, demands, losses, damages (money or otherwise), costs, attorneys’ fees, promises, obligations, and liabilities of any kind whatsoever, state, federal, in law or in equity, whether known or unknown, that he may have or claim to have against the Released Parties, in any way relating to or arising out of or in any way connected with Employee’s employment with Employer, or the termination of that employment from the beginning of time through the date of the execution of this Agreement. This release includes, but is not limited to:

a.	All claims for breach of expressed or implied contract, promissory estoppel, negligent and fraudulent misrepresentation, defamation, unjust enrichment, statutory claims for wages, vacation, deferred compensation and penalties, discrimination, wrongful termination, or any other theory of statutory, contract or tort liability;

b.	All claims for mental anguish, pain and suffering, damage to reputation, punitive damages, attorneys’ fees, wages, bonuses, penalties, equity, stock, fringe benefits, deferred compensation, severance pay or any other compensation; and

c.	All claims under federal, state or local laws prohibiting discrimination or retaliation, including but not limited to the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Family Medical

Leave Act, the Americans with Disabilities Act, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act of 1938; the Worker Adjustment and Retraining Act, the Older Workers Benefits and Protection Act, the Sarbanes-Oxley Act, the Minnesota Human Rights Act, the Minnesota Whistleblower Statute, and any other federal or state law relating to employment.

Employee agrees not to pursue or bring before any federal, state or other governmental authority or court any claim, complaint or charge against any of the Released Parties relating to any of the matters released hereby, and further, Employee agrees that he is not entitled to any remedy or relief if he were to pursue any such claim, complaint or charge.

5.	Mutual Non-Disparagement: Employee agrees not to make any disclosures, issue any statements or otherwise cause to be disclosed any information, which is designed, intended, or might reasonably be anticipated to disparage, criticize or denigrate the Employer, its business, products or personnel.

Employer agrees that it will not make any comments relating to you which are critical, derogatory or which may tend to injure your professional reputation. Employer agrees that if it is contacted by any prospective employers seeking reference information, it shall provide only dates of employment, position, and salary.

4.	Mutual Confidentiality: Employee and Employer agree to keep this Agreement confidential and will not communicate the terms of this Agreement, or the fact that such Agreement exists, to any third party except to the immediate family, accountants, legal or financial advisors of Employee or to Employer’s Board of Directors and Officers of the Company, or as otherwise appropriate or necessary as required by law or court order.

5.	ADEA Waiver and Release by Employee: Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the federal Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act, as amended, (“ADEA Waiver and Release”). The ADEA Waiver and Release does not apply to any claims under the ADEA that may arise after the date Employee signs this Agreement. BY SIGNING THIS AGREEMENT, EMPLOYEE ACKNOWLEDGES THAT EMPLOYER HAS ADVISED HIM TO DISCUSS THIS ADEA WAIVER AND RELEASE AGREEMENT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT. Employee acknowledges and agrees that the Employer are not responsible for any of his costs, expenses, and attorneys’ fees, if any, incurred in connection with the review and signing of this Agreement. In addition, Employee acknowledges and states that he has been given a period of at least twenty-one (21) days in which to consider the terms of this Agreement. If Employee chooses to waive the twenty-one (21) day period, he hereby represents that he has done so voluntarily without any pressure by Employer.

6.	Right to Rescind this Agreement: Employee acknowledges that he has the right to rescind this Agreement for any reason within fifteen (15) calendar days after he signs it “Rescission Period”. This Agreement will not become effective or enforceable unless and until the Employee has not rescinded the Agreement and the rescission period has expired. To effectively rescind the Agreement, the rescission must be in writing and hand-delivered or mailed to Employer. If hand-delivered, the rescission must be (a) addressed to Human Resources at HEI, Inc., and (b) delivered to Human Resources within the Rescission Period. If mailed, the rescission must be (a)

postmarked within day Rescission Period, (b) addressed to Human Resources at 4801 North 63rd Street, Boulder CO, 80301, and (c) sent by certified-mail, return receipt requested. The rescission period begins to run on the date the Employee received this Agreement, which was Friday, January 14, 2005.

7.	Non-Disclosure: The terms of the existing non-disclosure and/or confidentiality agreement previously entered into by Employee and attached hereto as Exhibit A shall survive the termination of Employee’s employment relationship.

8.	Company Property: Employee represents and warrants that he has returned all property of the Released Parties in his possession, including but not limited to, documents, manuals, pertinent business contacts (names and addresses), shareholder lists, software, computers and computer disks, notes, keys, cellular phone, and other articles or equipment.

9.	Unemployment Compensation: Employer agrees not to contest or dispute Employee’s application for unemployment compensation.

10.	Non-Liability: The parties agree that this Agreement is a compromise of potential claims, and that this Agreement does not constitute an admission of liability or an admission against interest of any party.

11.	Mutual Costs for Breach: In the event Employee made a false representation in this Agreement or at some time violates or otherwise breaches this Agreement, he shall be subject to legal and injunctive relief and shall be liable for the reasonable costs and expenses (including attorneys’ fees) incurred by Employer in the event Employer, whether by arbitration or in a court of law, prevails in any action to enforce this Agreement.

In the event Employer made a false representation in this Agreement or at some time violates or otherwise breaches this Agreement, Employer shall be subject to legal and injunctive relief and shall be liable for the reasonable costs and expenses (including attorneys’ fees) incurred by Employee in the event Employee, whether by arbitration or in a court of law, prevails in any action to enforce this Agreement.

12.	Severability: If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Agreement, which shall be fully severable, and given full force and effect.

13.	Choice of Law: The parties agree that the laws of the State of Minnesota shall govern this Agreement.

14.	Acknowledgment by Employee: Employee acknowledges and states that he has thoroughly reviewed this Agreement in its entirety, fully understands its meaning and effect, and agrees with its terms. Employee has executed this Agreement voluntarily and without any threat, intimidation, coercion, force or other type of pressure by Employer or any other person. Employee agrees that Employer has not made any promise or offered any other agreement, except those expressed in this document, to induce or persuade her to enter into this Agreement.

15.	Termination of All Other Agreements: This Agreement terminates all other agreements between the Employer and Employee, excluding any non-disclosure or non-compete obligations that may survive Employee’s employment such as Exhibit A. Employee is not entitled to any other benefits as a result of his termination other than as provided in this Agreement.

EMPLOYEE:	HEI, INC.

/S/Douglas Nesbit	/S/ Mack Traynor
Name:	Name:
Dougls Nesbit	Mack Traynor

Date: January 26, 2005	Date: January 26, 2005

Title:
CEO
Exhibit A: Agreement